Exhibit 99.2

Contact:             Chris Donaghey

443-733-1600

KEYW Announces Preliminary Q2 2014 Financial Results and Schedules Q2 2014 Financial Results Conference Call

HANOVER, Md., July 15, 2014 (Globe Newswire) – The KEYW Holding Corporation (NASDAQ: KEYW) today announced current preliminary, unaudited estimates of anticipated results for the second quarter of 2014. KEYW expects revenue for the second quarter to be in the range of $72.5 million to $74.5 million, net loss in the range of $2.9 million to $2.5 million and adjusted EBITDA in the range of $4.8 million to $5.2 million. In its commercial business, KEYW continued to make progress in its HawkEye G business development metrics with now 13 deployed systems and a HawkEye G pilot pipeline of 35 different organizations spanning the government, healthcare, financial services, energy, and technology industries.

These current preliminary, unaudited estimates of anticipated results are based on management’s initial review of operations for the quarter ended June 30, 2014, and remain subject to completion of the Company’s customary quarterly closing and review procedures and final adjustments and other developments that may arise between now and the time the financial results for the quarter ended June 30, 2014 are finalized. Therefore, our actual results may differ materially from these estimates.

Adjusted EBITDA is a financial measure that is not calculated in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. The adjusted EBITDA reconciliation table below provides a reconciliation of this non-U.S. GAAP financial measure to net income (loss), the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP. Adjusted EBITDA should not be considered as an alternative to net income, operating income or any other measure of financial performance calculated and presented in accordance with U.S. GAAP. Our adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate adjusted EBITDA or similarly titled measures in the same manner as we do. We prepare adjusted EBITDA to eliminate the impact of items that we do not consider indicative of our core operating performance. We encourage you to evaluate these adjustments and the reasons we consider them appropriate. In addition, our board of directors and management use adjusted EBITDA:

•	as a measure of operating performance;
•	to determine a significant portion of management’s incentive compensation;
•	for planning purposes, including the preparation of our annual operating budget; and
•	to evaluate the effectiveness of our business strategies.

Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net income as a measure of operating performance or the cash flows from operating activities as a measure of liquidity. Please refer to the table below that reconciles GAAP net income to adjusted EBITDA.

Exhibit 99.2

	(Unaudited in millions)
	Three Months Ended June 30, 2014

	Range
	Low	High
Revenue	$72.5	$74.5

Net Loss	$(2.9)	$(2.5)

EBITDA Adjustments
Depreciation	1.9	1.9
Intangible Amortization	2.9	2.9
Acquisition and Other Nonrecurring Costs	0.1	0.1
Stock Compensation Amortization	1.7	1.7
Interest Expense, Net	1.2	1.2
Tax Benefit	(0.1)	(0.1)
Adjusted EBITDA	$4.8	$5.2

The Company will report results for the second quarter of 2014 in its regularly scheduled earnings release and conference call after the market closes on July 31, 2014. The Company will host a conference call and live webcast for analysts and investors at 5:00 PM Eastern time on that day. At that time, management will review the Company’s second quarter 2014 financial results, followed by a question-and-answer session to further discuss the results.

Interested parties will be able to connect to our webcast via the Investor page on our website, http://investors.keywcorp.com on July 31, 2014. We encourage people to register for an email reminder about the Webcast on the Event Calendar tab, also found on the Investors page of our website. Interested parties may also listen to the conference call by calling 1-877-853-5645. The International Dial-In access number will be 1-408-940-3868. The conference ID for the event is 74646528.

An archive of the webcast will be available on our webpage following the call. In addition, a podcast of our conference call will be available for download from our Investors page of our website at approximately the same time as the webcast replay.

The Company has filed a shelf registration statement including a prospectus and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the prospectus and prospectus supplement may be obtained by sending a request to RBC Capital Markets, Attention: Equity Syndicate, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281 or by calling (877) 822-4089 or from BofA Merrill Lynch, Attention: Prospectus Department, 222 Broadway, New York, NY 10038 or by emailing dg.prospectus_requests@baml.com. Offers and sales of the notes may be made only by the prospectus and related prospectus supplement.

Exhibit 99.2

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About KEYW

KEYW provides agile cyber superiority, cybersecurity, and geospatial intelligence solutions for U.S. Government intelligence and defense customers and commercial enterprises. We create our solutions by combining our services and expertise with hardware, software, and proprietary technology to meet our customers’ requirements. For more information contact The KEYW Holding Corporation, 7740 Milestone Parkway, Suite 400, Hanover, Maryland 21076; Phone 443-733-1600; Fax 443-733-1601; E-mail investors@keywcorp.com.

Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements about our future expectations, plans and prospects, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “potential,” “opportunities”, and similar expressions, including our expected second quarter results. Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements. These statements involve numerous risks and uncertainties, including but not limited to completion of the company’s customary quarterly closing and review procedures,final adjustments and other developments that may arise between now and the time the financial results for the quarter ended June 30, 2014 are finalized, those risk factors set forth in our Annual Report on Form 10-K, dated and filed March 10, 2014 with the Securities and Exchange Commission (SEC) as required under the Securities Act of 1934, and other filings that we make with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements. KEYW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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